AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 31, 2001
                                                              REG. NO. 333-59174
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------
                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                               -----------------
                          AT&T WIRELESS SERVICES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
   DELAWARE                         4812                       91-1379052
(STATE OR OTHER               (PRIMARY STANDARD              (I.R.S. EMPLOYER
JURISDICTION OF                   INDUSTRIAL              IDENTIFICATION NUMBER)
INCORPORATION OR                CLASSIFICATION
ORGANIZATION)                    CODE NUMBER)
                       7277 164TH AVENUE NE, BUILDING 1
                            REDMOND, WASHINGTON 98052
                                 (425) 580-6000
               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                                    INCLUDING
             AREA CODE OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                              --------------------
                                GREGORY P. LANDIS
                    SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                          AT&T WIRELESS SERVICES, INC.
                        7277 164TH AVENUE NE, BUILDING 1
                            REDMOND, WASHINGTON 98052
                                 (425) 580-6000
                (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
                                     NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                                -----------------
        MARILYN J. WASSER            COPIES TO:         STEVEN A. ROSENBLUM
VICE PRESIDENT - LAW AND SECRETARY                WACHTELL, LIPTON, ROSEN & KATZ
         AT&T CORP.                                      51 WEST 52ND STREET
   295 NORTH MAPLE AVENUE                             NEW YORK, NEW YORK 10019
BASKING RIDGE, NEW JERSEY 07920 -----------------         (212) 403-1000
      (908) 221-2000

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: N/A
      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.| |
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b)under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | |
      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | |
      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |X| 333-59174
      If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. | |

                                EXPLANATORY NOTE

         This Post-Effective Amendment No. 1 to Form S-1 Registration Statement No. 333-59174 is filed solely to file Exhibit 99.13 as an additional exhibit to the Registration Statement and to file a corrected version of Exhibit 3.4 of the Registration Statement. In accordance with Section 462(d) of the Securities Act of 1933, as amended, this Post-Effective Amendment shall become effective immediately upon filing with the Securities and Exchange Commission (the "Commission").

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         (a)  Exhibits

  EXHIBIT                            DESCRIPTION
  -------                            -----------

    3.1 Restated Certificate of Incorporation of the Registrant prior to the split-off (filed as Exhibit 3.1 to Registration Statement on Form S-1/A (Commission file No. 333-59174), filed June 11, 2001, and incorporated herein by reference).
    3.2 Form of Certificate of Incorporation of the Registrant, to be in effect upon completion of the split-off (filed as Exhibit 3.2 to Registration Statement on Form S-1/A (Commission file No. 333-59174), filed June 11, 2001, and incorporated herein by reference).
    3.3 Restated By-Laws of the Registrant prior to the split-off (filed as Exhibit 3.3 to Registration Statement on Form S-1/A (Commission file No. 333-60472), filed July 6, 2001, and incorporated herein by reference).
    3.4 Amended and Restated By-Laws of the Registrant as in effect upon completion of the split-off.
    4.1 Specimen certificate for shares of common stock, par value $0.01 per share, of the Registrant (filed as Exhibit 4.1 to Registration Statement on Form S-1/A (Commission file No. 333-59174), filed June 20, 2001, and incorporated herein by reference).
    4.2 Specimen certificate for warrants of the Registrant (filed within Exhibit 10.10 to Registration Statement on Form S-1/A (Commission file No. 333-59174), filed June 11, 2001, and incorporated herein by reference).
    4.3 Specimen certificate for 7.350% Senior Notes due March 1, 2006, 7.875% Senior Notes due March 1, 2011 and 8.750% Senior Notes due March 1, 2031 (filed as Exhibit A within Exhibit 4.5 to Registration Statement on Form S-1/A (Commission file No. 333-59174), filed June 11, 2001, and incorporated herein by reference).
    4.4 Form of Preferred Stock Purchase Rights Agreement between AT&T Wireless Services, Inc. and Equiserve Trust Company, N.A., as rights agent (filed as Exhibit 4.4 to Registration Statement on Form S-1/A(Commission file No. 333-59174), filed June 20, 2001, and incorporated herein by reference).
    4.5 Indenture, dated as of March 6, 2001, between AT&T Wireless Services, Inc. and The Bank of New York, as trustee (filed as
               Exhibit 4.5 to Registration Statement on Form

 EXHIBIT                                DESCRIPTION
 -------                                -----------
               S-1/A (Commission file No. 333-59174), filed June 11, 2001, and incorporated herein by reference).
    5.1 Opinion as to the legality of the securities being registered (filed as Exhibit 5.1 to Registration Statement on Form S-1/A (Commission file No. 333-59174), filed June 21, 2001, and incorporated herein by reference).
   10.1        Separation and Distribution Agreement by and between AT&T Corp.
               and AT&T Wireless Services, Inc., dated as of June 4, 2001 (filed as Exhibit 10.1 to Registration Statement on Form S-1/A (Commission file No. 333-59174), filed June 21, 2001, and incorporated herein by reference).
   10.2 Amended and Restated Tax Sharing Agreement by and between AT&T Corp. and AT&T Wireless Services,Inc., dated as of June 4, 2001 (filed as Exhibit 10.2 to Registration Statement on Form S-1/A (Commission file No. 333-59174), filed June 21, 2001, and incorporated herein by reference).
   10.3 Employee Benefits Agreement by and between AT&T Corp. and AT&T Wireless Services, Inc., dated as of June 7, 2001 (filed as
               Exhibit 10.3 to Registration Statement on Form S-1/A (Commission file No.333-59174), filed June 21, 2001, and incorporated herein by reference).
   10.4 Brand License Agreement by and between AT&T Corp. and AT&T Wireless Services, Inc., dated as of June 4, 2001 (filed as
               Exhibit 10.4 to Registration Statement on Form S-1/A (Commission file No.333-59174), filed June 11, 2001, and incorporated herein by reference).
   10.5 Agency and Referral Agreement by and among AT&T Corp. and AT&T Wireless Services, Inc., dated as of June 5, 2001 (filed as
               Exhibit 10.5 to Registration Statement on Form S-1/A (Commission file No.333-59174), filed June 11, 2001, and incorporated herein by reference).
   10.6 Intellectual Property Agreement by and between AT&T Corp. and AT&T Wireless Services, Inc., effective as of July 9, 2001
               (filed as Exhibit 10.6 to Registration Statement on Form S-1/A (Commission file No. 333-59174), filed June 11, 2001, and incorporated herein by reference).
   10.7        AT&T Master Carrier Agreement by and between AT&T Corp. and
               AT&T Wireless Services, Inc. (filed as Exhibit 10.7 to Registration Statement on Form S-1/A (Commission file No. 333-59174), filed June 11, 2001, and incorporated herein by reference).
   10.8 Registration Rights Agreement, by and among AT&T Corp. and AT&T Wireless Services, Inc., dated as of June 4, 2001 (filed as
               Exhibit 10.8 to Registration Statement on Form S-1/A (Commission file No. 333-59174), filed June 21, 2001, and incorporated herein by reference).
   10.9 Investor Agreement by and among AT&T Corp., AT&T Wireless Services, Inc. and NTT DoCoMo, Inc., dated December 20, 2000 (filed as Exhibit 10.2 to the Current Report on Form 8-K for AT&T Corp. filed December 22, 2000 and incorporated herein by reference).
   10.10 Warrant Agreement by and among AT&T Wireless Services, Inc., NTT DoCoMo, Inc.

               and AT&T Corp. dated December 20, 2000 (filed as
               Exhibit 10.3 to the Current Report on Form 8-K for AT&T Corp. filed December 22, 2000 and incorporated herein by reference).
   10.11 Registration Rights Agreement between AT&T Wireless Services, Inc., AT&T Corp. and the Initial Purchasers, dated March 1, 2001 (filed as Exhibit 10.11 to Registration Statement on Form S-1/A (Commission file No. 333-59174), filed June 11, 2001, and incorporated herein by reference).
   10.12 Amended and Restated Limited Liability Company Agreement of Alaska Native Wireless, L.L.C. among AT&T Wireless PCS Interests, LLC, AT&T Wireless Services, Inc., Council Tree Alaska Native Wireless L.L.C. and certain other parties, dated as of February 8 ,2001 (filed as Exhibit 10.12 to Registration Statement on Form S-1/A (Commission file No. 333-59174), filed June 20, 2001, and incorporated herein by reference).
   10.13       AT&T Wireless Services, Inc. 2001 Long Term Incentive Plan
               (filed as Exhibit 99.1 to Registration Statement on Form S-8 (Commission file No. 333-64484), filed July 3, 2001, and incorporated herein by reference).
   10.14       AT&T Wireless Services, Inc. Employee Stock Purchase Plan
               (filed as Exhibit 99.2 to Registration Statement on Form S-8 (Commission file No. 333-64484), filed July 3, 2001, and incorporated herein by reference).
   10.15       AT&T Wireless Services, Inc. Adjustment Plan (filed as Exhibit
               99.3 to Registration Statement on Form S-8 (Commission file No. 333-64484), filed July 3, 2001, and incorporated herein by reference).
   10.16 Employment Agreement between AT&T Wireless Services, Inc. and Mohan Gyani, dated June 20, 2001 (filed as Exhibit 10.16 to Registration Statement on Form S-1/A (Commission file No. 333-59174), filed June 21, 2001, and incorporated herein by reference).
   10.17 Special Retention Agreement between AT&T Wireless Services, Inc. and Michael G. Keith, dated January 3, 2000 (filed as Exhibit
               10.17 to Registration Statement on Form S-1/A (Commission file No 333-59174), filed June 11, 2001, and incorporated herein by reference).
   10.18 Special Retention Agreement between AT&T Wireless Services and Robert H. Johnson, dated June 29, 2000 (filed as Exhibit 10.18 to Registration Statement on Form S-1/A (Commission file No. 333-59174), filed June 11, 2001, and incorporated herein by reference).
   10.19 Form of Commercial Paper Dealer Agreements, each dated as of June 13, 2001, between AT&T Wireless Services, Inc. and each of five dealers (filed as Exhibit 10.19 to Registration Statement on Form S-1/A (Commission file No. 333-59174), filed June 20, 2001, and incorporated herein by reference).
   10.20 Master Commercial Paper Note of the Registrant, dated June 13, 2001 (filed as Exhibit 10.20 to Registration Statement on Form S-1/A (Commission file No. 333-59174), filed June 20, 2001, and incorporated herein by reference).
   21.1 Subsidiaries of the Registrant (filed as Exhibit 21.1 to Registration Statement on Form

EXHIBIT                             DESCRIPTION
-------                             -----------
               S-1/A (Commission file No.
               333-60472), filed July 5, 2001, and incorporated herein by reference).
   23.1 Consent of PricewaterhouseCoopers LLP (filed as Exhibit 23.1 to Registration Statement on Form S-1/A (Commission file No. 333-59174), filed June 21, 2001, and incorporated herein by reference).
   23.2 Consent of Arthur Andersen LLP (filed as Exhibit 23.2 to Registration Statement on Form S-1/A (Commission file No. 333-59174), filed June 21, 2001, and incorporated herein by reference).
   23.3 Consent of counsel (filed within Exhibit 5.1 to Registration Statement on Form S-1/A (Commission file No. 333-59174), filed June 21, 2001, and incorporated herein by reference).
   24.1 Powers of attorney executed by the officers and directors of the Registrant who signed this Registration Statement (included on page II-4 of the Registration Statement on Form S-1 filed April 18, 2001).
   99.1 Letter of Transmittal and Instructions to Letter of Transmittal (filed as Exhibit 99.1 to Registration Statement on Form S-1/A (Commission file No. 333-59174), filed June 20, 2001, and incorporated herein by reference).
   99.2 Exchange Notice and Cover Letter sent to holders of AT&T Wireless Group tracking stock, June 9, 2001 (filed as Exhibit 99.2 to Registration Statement on Form S-1/A (Commission file No. 333-59174), filed June 20, 2001, and incorporated herein by reference).
   99.3 Broker Letter to holders of AT&T Wireless Group tracking stock (filed as Exhibit 99.3 to Registration Statement on Form S-1/A (Commission file No. 333-59174), filed June 20, 2001, and incorporated herein by reference).
   99.4 Tax form to be provided to stockholders (filed as Exhibit 99.4 to Registration Statement on Form S-1/A (Commission file No. 333-59174), filed June 20, 2001, and incorporated herein by reference).
   99.5 Form of Information Letters to be provided to stockholders depending on form in which AT&T common stock or AT&T Wireless Group tracking stock is held (filed as Exhibit 99.5 to Registration Statement on Form S-1/A (Commission file No. 333-59174), filed June 21, 2001, and incorporated herein by reference).
   99.6 Consent of Walter Y. Elisha to be named as a director nominee (filed as Exhibit 99.6 to Registration Statement on Form S-1/A (Commission file No. 333-59174), filed June 21, 2001, and incorporated herein by reference).
   99.7 Consent of Donald V. Fites to be named as a director nominee (filed as Exhibit 99.7 to Registration Statement on Form S-1/A (Commission file No. 333-59174), filed June 21, 2001, and incorporated herein by reference).
   99.8 Consent of Ralph S. Larsen to be named as a director nominee (filed as Exhibit 99.8 to Registration Statement on Form S-1/A (Commission file No. 333-59174), filed June 21, 2001, and incorporated herein by reference).
   99.9 Consent of John W. Madigan to be named as a director nominee (filed as Exhibit 99.9

EXHIBIT                             DESCRIPTION
-------                             -----------

               to Registration Statement on Form S-1/A (Commission file
               No. 333-59174), filed June 21, 2001, and incorporated herein by reference).
   99.10 Consent of Nobuharu Ono to be named as a director nominee (filed as Exhibit 99.10 to Registration Statement on Form S-1/A (Commission file No. 333-59174), filed June 21, 2001, and incorporated herein by reference).
   99.11 Consent of A. Barry Rand to be named as a director nominee (filed as Exhibit 99.11 to Registration Statement on Form S-1/A (Commission file No. 333-59174), filed June 21, 2001, and incorporated herein by reference).
   99.12 Consent of Carolyn M. Ticknor to be named as a director nominee (filed as Exhibit 99.12 to Registration Statement on Form S-1/A (Commission file No. 333-59174), filed June 21, 2001, and incorporated herein by reference).
   99.13 Internal Revenue Service Private Letter Ruling pertaining to the split-off.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this post-effective Amendment No. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Redmond, State of Washington, on October 31, 2001.

                                                  AT&T WIRELESS SERVICES, INC.


                                By:  /s/ John D. Zeglis
                                ------------------------------------------------
                                Name:    John D. Zeglis
                                Title:   Chairman, President and Chief Executive
                                         Officer

         Pursuant to the requirements of the Securities Act of 1933, as amended, this post-effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on October 31, 2001.*

         SIGNATURE                                       TITLE
         ---------                                       -----

      /s/ John D. Zeglis               Chairman of the Board and Chief Executive
---------------------------------      Officer and President (Principal
          John D. Zeglis               Executive Officer)

     /s/ Joseph McCabe Jr.             Senior Vice President and Chief Financial
---------------------------------      Officer (Principal Financial and
         Joseph McCabe Jr.             Accounting Officer)

     /s/ Walter Y. Elisha              Director
---------------------------------
         Walter Y. Elisha

     /s/ Donald V. Fites               Director
---------------------------------
         Donald V. Fites

     /s/ Ralph S. Larsen               Director
---------------------------------
         Ralph S. Larsen

---------------------------------      Director
         John W. Madigan

---------------------------------      Director
         Nobuharu Ono

     /s/ Wayne Perry                   Director
---------------------------------
         Wayne Perry

     /s/ A. Barry Rand                 Director
---------------------------------
         A. Barry Rand

    /s/  Carolyn M. Ticknor            Director
---------------------------------
         Carolyn M. Ticknor


* October 29, 2001, in the case of Carolyn M. Ticknor.

                                  EXHIBIT INDEX


   EXHIBIT                           DESCRIPTION
   ------                            -----------

    3.1 Restated Certificate of Incorporation of the Registrant prior to the split-off (filed as Exhibit 3.1 to Registration Statement on Form S-1/A (Commission file No. 333-59174), filed June 11, 2001, and incorporated herein by reference).
    3.2 Form of Certificate of Incorporation of the Registrant, to be in effect upon completion of the split-off (filed as Exhibit 3.2 to Registration Statement on Form S-1/A (Commission file No. 333-59174), filed June 11, 2001, and incorporated herein by reference).
    3.3 Restated By-Laws of the Registrant prior to the split-off (filed as Exhibit 3.3 to Registration Statement on Form S-1/A (Commission file No. 333-60472), filed July 6, 2001, and incorporated herein by reference).
    3.4 Amended and Restated By-Laws of the Registrant as in effect upon completion of the split-off.
    4.1 Specimen certificate for shares of common stock, par value $0.01 per share, of the Registrant (filed as Exhibit 4.1 to Registration Statement on Form S-1/A (Commission file No. 333-59174), filed June 20, 2001, and incorporated herein by reference).
    4.2 Specimen certificate for warrants of the Registrant (filed within Exhibit 10.10 to Registration Statement on Form S-1/A (Commission file No. 333-59174), filed June 11, 2001, and incorporated herein by reference).
    4.3 Specimen certificate for 7.350% Senior Notes due March 1, 2006, 7.875% Senior Notes due March 1, 2011 and 8.750% Senior Notes due March 1, 2031 (filed as Exhibit A within Exhibit 4.5 to Registration Statement on Form S-1/A (Commission file No. 333-59174), filed June 11, 2001, and incorporated herein by reference).
    4.4 Form of Preferred Stock Purchase Rights Agreement between AT&T Wireless Services, Inc. and Equiserve Trust Company, N.A., as rights agent (filed as Exhibit 4.4 to Registration Statement on Form S-1/A (Commission file No. 333-59174), filed June 20, 2001, and incorporated herein by reference).
    4.5 Indenture, dated as of March 6, 2001, between AT&T Wireless Services, Inc. and The Bank of New York, as trustee (filed as
               Exhibit 4.5 to Registration Statement on Form S-1/A (Commission file No. 333-59174), filed June 11, 2001, and incorporated herein by reference).
    5.1 Opinion as to the legality of the securities being registered (filed as Exhibit 5.1 to Registration Statement on Form S-1/A (Commission file No. 333-59174), filed June 21, 2001, and incorporated herein by reference).
   10.1        Separation and Distribution Agreement by and between AT&T Corp.
               and AT&T Wireless Services, Inc., dated as of June 4, 2001
               (filed as Exhibit 10.1 to Registration Statement on Form S-1/A (Commission file No. 333-59174), filed June 21, 2001, and incorporated herein by reference).

   10.2 Amended and Restated Tax Sharing Agreement by and between AT&T Corp. and AT&T Wireless Services, Inc., dated as of June 4, 2001 (filed as Exhibit 10.2 to Registration Statement on Form S-1/A (Commission file No. 333-59174), filed June 21, 2001, and incorporated herein by reference).
   10.3 Employee Benefits Agreement by and between AT&T Corp. and AT&T Wireless Services, Inc., dated as of June 7, 2001 (filed as
               Exhibit 10.3 to Registration Statement on Form S-1/A (Commission file No.333-59174), filed June 21, 2001, and incorporated herein by reference).
   10.4 Brand License Agreement by and between AT&T Corp. and AT&T Wireless Services, Inc., dated as of June 4, 2001
               (filed as Exhibit 10.4 to Registration Statement on Form S-1/A (Commission file No.333-59174), filed June 11, 2001, and incorporated herein by reference).
   10.5 Agency and Referral Agreement by and among AT&T Corp. and AT&T Wireless Services, Inc., dated as of June 5, 2001 (filed as
               Exhibit 10.5 to Registration Statement on Form S-1/A (Commission file No.333-59174), filed June 11, 2001, and incorporated herein by reference).
   10.6 Intellectual Property Agreement by and between AT&T Corp. and AT&T Wireless Services, Inc., effective as of July 9, 2001
               (filed as Exhibit 10.6 to Registration Statement on Form S-1/A (Commission file No. 333-59174), filed June 11, 2001, and incorporated herein by reference).
   10.7 AT&T Master Carrier Agreement by and between AT&T Corp. and AT&T Wireless Services, Inc. (filed as Exhibit 10.7 to Registration Statement on Form S-1/A (Commission file No. 333-59174), filed June 11, 2001, and incorporated herein by reference).
   10.8 Registration Rights Agreement, by and among AT&T Corp. and AT&T Wireless Services, Inc., dated as of June 4, 2001 (filed as
               Exhibit 10.8 to Registration Statement on Form S-1/A (Commission file No.333-59174), filed June 21, 2001, and incorporated herein by reference).
   10.9 Investor Agreement by and among AT&T Corp., AT&T Wireless Services, Inc. and NTT DoCoMo, Inc., dated December 20, 2000 (filed as Exhibit 10.2 to the Current Report on Form 8-K for AT&T Corp. filed December 22, 2000 and incorporated herein by reference).
   10.10 Warrant Agreement by and among AT&T Wireless Services, Inc., NTT DoCoMo, Inc. and AT&T Corp. dated December 20, 2000
               (filed as Exhibit 10.3 to the Current Report on Form 8-K for AT&T Corp. filed December 22, 2000 and incorporated herein by reference).
   10.11 Registration Rights Agreement between AT&T Wireless Services, Inc., AT&T Corp. and the Initial Purchasers, dated March 1, 2001 (filed as Exhibit 10.11 to Registration Statement on Form S-1/A (Commission file No. 333-59174), filed June 11, 2001, and incorporated herein by reference).

   10.12 Amended and Restated Limited Liability Company Agreement of Alaska Native Wireless, L.L.C. among AT&T Wireless PCS Interests, LLC, AT&T Wireless Services, Inc., Council Tree Alaska Native Wireless L.L.C.and certain other parties, dated as of February 8, 2001 (filed as Exhibit 10.12 to Registration Statement on Form S-1/A (Commission file No. 333-59174), filed June 20, 2001, and incorporated herein by reference).
   10.13 AT&T Wireless Services, Inc. 2001 Long Term Incentive Plan (filed as Exhibit 99.1 to Registration Statement on Form S-8 (Commission file No. 333-64484), filed July 3, 2001, and incorporated herein by reference).
   10.14       AT&T Wireless Services, Inc. Employee Stock Purchase Plan
               (filed as Exhibit 99.2 to Registration Statement on Form S-8 (Commission file No. 333-64484), filed July 3, 2001, and incorporated herein by reference).
   10.15       AT&T Wireless Services, Inc. Adjustment Plan (filed as Exhibit
               99.3 to Registration Statement on Form S-8 (Commission file No. 333-64484), filed July 3, 2001, and incorporated herein by reference).
   10.16 Employment Agreement between AT&T Wireless Services, Inc. and Mohan Gyani, dated June 20, 2001 (filed as Exhibit 10.16 to Registration Statement on Form S-1/A (Commission file No. 333-59174), filed June 21, 2001, and incorporated herein by reference).
   10.17 Special Retention Agreement between AT&T Wireless Services, Inc. and Michael G. Keith, dated January 3, 2000 (filed as Exhibit
               10.17 to Registration Statement on Form S-1/A (Commission file No 333-59174), filed June 11, 2001, and incorporated herein by reference).
   10.18 Special Retention Agreement between AT&T Wireless Services and Robert H. Johnson, dated June 29, 2000 (filed as Exhibit 10.18 to Registration Statement on Form S-1/A (Commission file No. 333-59174), filed June 11, 2001, and incorporated herein by reference).
   10.19 Form of Commercial Paper Dealer Agreements, each dated as of June 13, 2001, between AT&T Wireless Services, Inc. and each of five dealers (filed as Exhibit 10.19 to Registration Statement on Form S-1/A (Commission file No. 333-59174), filed June 20, 2001, and incorporated herein by reference).
   10.20 Master Commercial Paper Note of the Registrant, dated June 13, 2001 (filed as Exhibit 10.20 to Registration Statement on Form S-1/A (Commission file No. 333-59174), filed June 20, 2001, and incorporated herein by reference).
   21.1 Subsidiaries of the Registrant (filed as Exhibit 21.1 to Registration Statement on Form S-1/A (Commission file No. 333-60472), filed July 5, 2001, and incorporated herein by reference).
   23.1 Consent of PricewaterhouseCoopers LLP (filed as Exhibit 23.1 to Registration Statement on Form S-1/A (Commission file No. 333-59174), filed June 21, 2001, and incorporated herein by reference).

EXHIBIT                                DESCRIPTION
-------                                -----------
   23.2 Consent of Arthur Andersen LLP (filed as Exhibit 23.2 to Registration Statement on Form S-1/A (Commission file No. 333-59174), filed June 21, 2001, and incorporated herein by reference).
   23.3 Consent of counsel (filed within Exhibit 5.1 to Registration Statement on Form S-1/A (Commission file No. 333-59174), filed June 21, 2001, and incorporated herein by reference).
   24.1 Powers of attorney executed by the officers and directors of the Registrant who signed this Registration Statement (included on page II-4 of the Registration Statement on Form S-1 filed April 18, 2001).
   99.1 Letter of Transmittal and Instructions to Letter of Transmittal (filed as Exhibit 99.1 to Registration Statement on Form S-1/A (Commission file No. 333-59174), filed June 20, 2001, and incorporated herein by reference).
   99.2 Exchange Notice and Cover Letter sent to holders of AT&T Wireless Group tracking stock, June 9, 2001 (filed as Exhibit 99.2 to Registration Statement on Form S-1/A (Commission file No. 333-59174), filed June 20, 2001, and incorporated herein by reference).
   99.3 Broker Letter to holders of AT&T Wireless Group tracking stock (filed as Exhibit 99.3 to Registration Statement on Form S-1/A (Commission file No. 333-59174), filed June 20, 2001, and incorporated herein by reference).
   99.4 Tax form to be provided to stockholders (filed as Exhibit 99.4 to Registration Statement on Form S-1/A (Commission file No. 333-59174), filed June 20, 2001, and incorporated herein by reference).
   99.5 Form of Information Letters to be provided to stockholders depending on form in which AT&T common stock or AT&T Wireless Group tracking stock is held (filed as Exhibit 99.5 to Registration Statement on Form S-1/A (Commission file No. 333-59174), filed June 21, 2001, and incorporated herein by reference).
   99.6 Consent of Walter Y. Elisha to be named as a director nominee (filed as Exhibit 99.6 to Registration Statement on Form S-1/A (Commission file No. 333-59174), filed June 21, 2001, and incorporated herein by reference).
   99.7 Consent of Donald V. Fites to be named as a director nominee (filed as Exhibit 99.7 to Registration Statement on Form S-1/A (Commission file No. 333-59174), filed June 21, 2001, and incorporated herein by reference).
   99.8 Consent of Ralph S. Larsen to be named as a director nominee (filed as Exhibit 99.8 to Registration Statement on Form S-1/A (Commission file No. 333-59174), filed June 21, 2001, and incorporated herein by reference).
   99.9 Consent of John W. Madigan to be named as a director nominee (filed as Exhibit 99.9 to Registration Statement on Form S-1/A (Commission file No. 333-59174), filed June 21, 2001, and incorporated herein by reference).
   99.10 Consent of Nobuharu Ono to be named as a director nominee (filed as Exhibit 99.10 to

EXHIBIT                                DESCRIPTION
-------                                -----------

               Registration Statement on Form S-1/A (Commission file
               No. 333-59174), filed June 21, 2001, and incorporated herein by reference).
   99.11 Consent of A. Barry Rand to be named as a director nominee (filed as Exhibit 99.11 to Registration Statement on Form S-1/A (Commission file No. 333-59174), filed June 21, 2001, and incorporated herein by reference).
   99.12 Consent of Carolyn M. Ticknor to be named as a director nominee (filed as Exhibit 99.12 to Registration Statement on Form S-1/A (Commission file No.333-59174), filed June 21, 2001, and incorporated herein by reference).
   99.13 Internal Revenue Service Private Letter Ruling pertaining to the split-off.